Exhibit 10.1

AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT is made as of June 22, 2015, by and between BOWL AMERICA INCORPORATED, hereinafter called “Corporation”, and Leslie H. Goldberg, hereinafter called “Goldberg.”

WITNESSETH:

WHEREAS, the Corporation’s prior Employment Agreement with Goldberg expired on June 29, 2014;

WHEREAS, the parties desire to enter into a new employment contract to go into effect as of June 29, 2015; and

WHEREAS, Goldberg is an important and valuable executive with recognized leadership and experience in the bowling industry, and the Corporation deems it to be in its interest and in the interest of its stockholders to secure Goldberg’s services for the Corporation and subsidiaries as may be designated by the Corporation.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties hereby agree as follows:

1. The Corporation hereby employs Goldberg, and Goldberg hereby agrees to work for Corporation, for a term of one year commencing as of June 29, 2015, and expiring at the end of Corporation’s next fiscal year on July 3, 2016.

2. Goldberg shall serve as President of the Corporation, performing the functions and duties normally performed by such an officer.

3. Goldberg shall devote his full time and attention to the affairs of the Corporation. In the event of a change in the managerial control of the Corporation, Goldberg shall have the option of not performing any services outside of the Greater Washington, D.C. area.

4. Goldberg shall be entitled by way of remuneration for his services the sum of $52,000 per year to be paid in bi-weekly installments. Goldberg shall receive as additional annual compensation payable within seventy-five (75) days after the close of Corporation’s fiscal year two percent (2%) of the consolidated annual net profits prior to income taxes of the Corporation and its subsidiaries that exceeds $2,500,000.00; provided, however, that for purposes of calculating any such bonus, the inclusion in net income of any gain from the sale of assets other than in the ordinary course of business will be mutually agreed upon by Mr. Goldberg and the Compensation Committee of the Corporation’s Board of Directors.

5. In the event that Goldberg leaves the employ of the Corporation at the termination of this Agreement or in the event that he becomes disabled during the term of this Agreement so that he cannot carry on his duties as President, he shall act as consultant to the Corporation. He shall receive as compensation an annual sum equal to $52,000, payable in monthly installments each year for a term of ten (10) years. For the remainder of Goldberg’s life, Goldberg shall have the option to remain covered by the Corporation’s health insurance plans and shall pay the same proportionate amount of the premium as the other officers of the Corporation; provided that if the Corporation’s health insurance plans shall be discontinued or otherwise unavailable to Goldberg for any reason, the Corporation shall pay for comparable health insurance coverage for Goldberg for the remainder of Goldberg’s life.

6. This Agreement is purely personal with Goldberg and in the event of his death during the contract period or during the period that he receives income pursuant to Provision No. 5 of this Agreement, then this Agreement shall terminate and the obligations of the Corporation to make any further payments shall cease.

7. Goldberg hereby agrees that he will not associate himself in any manner with any bowling company or other enterprise which is or would be in competition with the Corporation in the Greater Washington, D.C. area; Greater Baltimore, Maryland, area; Greater Richmond, Virginia, area; Greater Jacksonville, Florida, areas; and/or in any other area in which Corporation should open a future bowling center during the period that Goldberg is receiving payments pursuant to Provision No. 5 hereof.

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IN WITNESS WHEREOF, the parties have executed this Amended Employment Agreement effective as of the date set forth above.

BOWL AMERICA INCORPORATED	ATTEST:

By: /s/ Cheryl A. Dragoo	By: /s/ Albert B. Young
Cheryl A. Dragoo	Albert B. Young
Sr Vice President and CFO	Assistant Secretary

/s/ Leslie H. Goldberg

Leslie H. Goldberg

Individually

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